SupportSave Solutions Announces Stock Buyback Program

LOS ANGELES, CA -- (Marketwire - October 04, 2011) - SupportSave Solutions, Inc. (OTCBB: SSVE) (www.supportsave.com), a provider of Business Process Outsourcing (BPO) services in the Philippines, has announced the execution of a stock buyback program, subject to market conditions, with purchases to be made out of ongoing positive cash flow from operations. Under the program, the Company may acquire approximately 3,000,000 shares at prices of up to $0.10 per share over the next 90 days.

The timing and exact number of shares purchased will be at the Company's discretion.

The buyback of shares may occur in open market, negotiated or block transactions. The Company does not intend to repurchase any shares from its management team or other insiders. This stock buyback program does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time.

Christopher Johns
323.417.0700